SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.


SCHEDULE 13G

(Under the Securities Exchange Act of 1934)
(Amendment No.4)*

Farrel Corp.
------------------------------
(Name of Issuer)

COMMON STOCK
---------------------------------
(Title of Class of Securities)

311667109
-----------------------
(Cusip Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of more than five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]
Page 1 of 4 Pages

CUSIP No.	311667109						Page 2 of 4 Pages

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1.	Name of reporting person
	 S.S. or I.R.S. identification no. of above person

	David L. Babson and Company Incorporated
	04-1054788
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2.	Check the appropriate box if a member of a group*s
	(a)(   )
	(b)( X )
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3.	SEC use only

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4.	Citizenship or place of organization
	Massachusetts

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               				5.	Sole Voting Power
			                 		756,700
	Number of  				-----------------------------
	shares	        		6.	Shared Voting Power
	beneficially
	owned by	            		0
	each				       	-----------------------------
	Reporting		       	7.	Sole Dispositive Power
	person
	with		         	   		756,700
					        -----------------------------
8.	Shared Dispositive Power
	None
---------------------------------------------------------------
9.	Aggregate amount beneficially owned by each reporting person
 	756,700
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10.	Check if the aggregate amount in row (9) excludes certain shares*

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11.	Percent of class represented by amount in row 9
	12.73%
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12.	Type of Reporting person
	IA

Page 3 of 4 Pages 				Cusip #:311667109


SCHEDULE 13G


ITEM 1(A):  NAME OF ISSUER:

	Farrel Corp.

1(B):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

	25 Main Street
	Ansonia, CT 06401

ITEM 2(A):  NAME OF PERSON FILING:

	David L. Babson and Company Incorporated ("DLB")

ITEM 2(B):  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

	One Memorial Drive
	Cambridge, Massachusetts  02142-1300

ITEM 2(C):  CITIZENSHIP:

	See Item 4 of Cover Page

ITEM 2(D):  TITLE OF CLASS OF SECURITIES:

	See Cover Page

ITEM 2(E):  CUSIP NUMBER:

	See Cover Page

ITEM 3:  TYPE OF REPORTING PERSON:

	See Item 12 of Cover Page

ITEM 4:  OWNERSHIP:

(a)	AMOUNT BENEFICIALLY OWNED:  DLB, in its capacity as investment
	adviser, may be deemed the beneficial owner of 756,700 shares of common stock of the Issuer which are owned by numerous investment counselling clients.

(b)	PERCENT OF CLASS: 12.73%

(c)	For information on voting and dispositive power with respect to the
	above listed shares, see Items 5 - 8 of Cover Page.



Page 4 of 4 Pages					Cusip #:311667109


ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
Not Applicable

ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY:

Not Applicable

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9:  NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10:  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

		Date: January 12, 1998
		Signature:  --//Leslie A. Meinhart//--
		Name/Title:  LESLIE A. MEINHART
		Compliance Manager